Exhibit 99.1

For Release: Friday, Jan. 3, 2014, 10 a.m. EST

GM’s U.S. Dealers Deliver 2.8 Million Vehicles in 2013
All Four GM Brands Gained Retail Market Share for the Year

DETROIT - General Motors Co. (NYSE: GM) dealers delivered 2.8 million vehicles in the United States in 2013. Retail sales increased 11 percent and total sales were up 7 percent compared with 2012.

Dealers delivered 230,157 vehicles in December, down 6 percent versus a year ago. Retail sales were down 6 percent and fleet sales were down 9 percent.

“2013 was the year that GM and the auto industry put the last traces of the recession in the rearview mirror, so now we can devote our full attention to the things that matter most to customers: compelling design, world-class quality and delivering the best ownership experience in the business,” said Kurt McNeil, vice president, U.S. sales operations. “GM has laid a strong foundation to pursue all of these goals. We have announced more than $10 billion in capital investments in the United States since 2009 and plowed billions more into R&D to refresh our product portfolio at twice the rate of the last few years.”

Major upcoming launches include all-new large SUVs for Cadillac, GMC and Chevrolet, the award-winning Cadillac ELR and all-new heavy-duty and mid-size pickups for Chevrolet and GMC.

In addition, GM will begin the industry’s largest deployment of high-speed mobile broadband later this year. Additional details will be released at the Consumer Electronics Show in Las Vegas next week.

2013 Highlights (versus 2012)

•	GM became the first American auto company in history to top the J.D. Power Initial Quality Study, with eight individual model awards, including five for Chevrolet.

•	Chevrolet redesigned iconic products, including the Silverado 1500, Corvette and Impala, all of which won numerous awards for product excellence.

•	Cadillac finished the year as the industry’s fastest-growing full-line luxury brand.

•	Buick had its best sales year since 2006 as the brand expanded into new segments with the Verano sedan and the Encore small crossover.

•	The all-new Chevrolet Silverado 1500 and GMC Sierra 1500 helped the company increase its full-size pickup sales by 14 percent.

•	GMC sales were the strongest since 2007, and the Sierra now has the highest average transaction prices of any full-size pickup truck line in the industry, according to J.D. Power PIN estimates.

•	Overall, GM’s share of the $40,000 and up light-duty pickup segment, which is about one-third of the market, has increased 7 percentage points to 36 percent.

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Combined sales of GM’s mini, small and compact cars increased by 10 percent, bolstered by best-ever sales of the Chevrolet Sonic and Cruze, and a remarkable year for the new Chevrolet Spark, which saw more than 34,000 deliveries.

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Crossover deliveries were strong all year long, increasing by 14 percent. New products like the Buick Encore drove the growth along with stalwarts like the Chevrolet Equinox and GMC Terrain, which had their best sales years ever. The GMC Acadia and Buick Enclave also had their best years ever.

December Sales Highlights (vs. 2012)

•	Sales in the fourth quarter increased 6 percent and December’s volume was the highest since August.

•	The Chevrolet Corvette had its best December sales since 2006.

•	The redesigned Chevrolet Malibu and the all-new Impala were up 33 percent and 10 percent, respectively.

•	Crossover and SUV sales were strong, with the Chevrolet Traverse and Tahoe, and the GMC Acadia and Yukon XL all posting higher sales. The Acadia was up 53 percent, for its best-ever December.

•	Small business customers took delivery of 26,231 vehicles in December up 20 percent. For the year, small business deliveries were up 35 percent.

“December started a little slow but sales were stronger later in the month, especially in the week between Christmas and New Year’s,” McNeil said. “We didn’t make any big changes to our ‘go-to-market’ strategy during the month, which is to offer competitive incentives and market aggressively, and we are carrying good momentum heading into January.”

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
313-407-2843
james.cain@gm.com

Sales Tables

December	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	153,493	-8.1%	114,104	-7.2%
GMC	43,120	-1.8%	36,823	-2.1%
Buick	15,379	-6.6%	14,544	-7.1%
Cadillac	18,165	-0.5%	16,591	-1.1%
Total	230,157	-6.3%	182,062	-5.7%

2013CY	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	1,947,125	5.2%	1,386,703	9.2%
GMC	450,901	8.9%	391,210	12.0%
Buick	205,509	13.9%	184,320	13.1%
Cadillac	182,543	21.9%	167,505	19.1%
Total	2,786,078	7.3%	2,129,738	10.8%

Fleet Segment	Month	YOY Change	2013 CY	CY Change
Share of Sales	20.9%	-0.5 points	23.6%	-2.4 points

Inventory	Units at Month-end	Days Supply (selling day adjusted)	Units at Previous Month-end	Days Supply (selling day adjusted)
All Vehicles	748,125	81	779,517	96

	Industry Sales	Month (est.)	2013 (est.)
	Light Vehicle SAAR	15.6 million range	15.6 million range

	December			(Calendar Year-to-Date) January - December
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	4,819	6,052	(20.4)	60,534	56,703	6.8
Encore	2,761	—	***.*	31,956	—	***.*
LaCrosse	3,123	4,074	(23.3)	48,798	57,076	(14.5)
Regal	1,747	1,526	14.5	18,685	24,616	(24.1)
Verano	2,929	4,820	(39.2)	45,527	41,042	10.9
Buick Total*	15,379	16,473	(6.6)	205,509	180,408	13.9
ATS	3,887	2,979	30.5	38,319	7,008	446.8
CTS	3,217	3,372	(4.6)	32,343	46,979	(31.2)
ELR	6	—	***.*	6	—	***.*
Escalade	1,470	1,371	7.2	12,592	12,615	(0.2)
Escalade ESV	775	927	(16.4)	7,950	8,083	(1.6)
Escalade EXT	66	256	(74.2)	1,972	1,934	2.0
SRX	6,074	6,400	(5.1)	56,776	57,485	(1.2)
XTS	2,670	2,939	(9.2)	32,559	15,049	116.4
Cadillac Total*	18,165	18,248	(0.5)	182,543	149,782	21.9
Avalanche	127	2,737	(95.4)	16,526	23,995	(31.1)
Camaro	5,015	5,837	(14.1)	80,567	84,391	(4.5)
Caprice	412	245	68.2	3,899	3,734	4.4
Captiva Sport	2,634	2,707	(2.7)	47,600	36,935	28.9
Colorado	2	1,293	(99.8)	3,412	36,840	(90.7)
Corvette	3,005	1,291	132.8	17,291	14,132	22.4
Cruze	18,162	21,230	(14.5)	248,224	237,758	4.4
Equinox	17,212	19,551	(12.0)	238,192	218,621	9.0
Express	7,159	7,387	(3.1)	79,087	76,808	3.0
Impala	10,633	9,641	10.3	156,797	169,351	(7.4)
Malibu	15,493	11,630	33.2	200,594	210,951	(4.9)
Silverado-C/K Pickup	42,593	50,699	(16.0)	480,414	418,312	14.8
Sonic	4,435	5,990	(26.0)	85,646	81,247	5.4
Spark	1,712	2,229	(23.2)	34,130	12,385	175.6
Suburban (Chevy)	5,820	5,956	(2.3)	51,260	48,116	6.5
SS	239	—	***.*	418	—	***.*
Tahoe	8,646	8,602	0.5	83,502	68,904	21.2
Traverse	7,802	7,430	5.0	96,467	85,606	12.7
Volt	2,392	2,633	(9.2)	23,094	23,461	(1.6)
Chevrolet Total*	153,493	167,091	(8.1)	1,947,125	1,851,646	5.2
Acadia	7,923	5,179	53.0	89,793	78,280	14.7
Canyon	2	315	(99.4)	929	8,735	(89.4)
Savana	2,588	1,330	94.6	16,705	20,650	(19.1)
Sierra	17,854	18,710	(4.6)	184,389	157,185	17.3
Terrain	7,998	11,516	(30.5)	99,525	97,786	1.8
Yukon	3,597	3,942	(8.8)	28,302	27,818	1.7
Yukon XL	3,158	2,929	7.8	31,258	23,427	33.4
GMC Total	43,120	43,921	(1.8)	450,901	413,881	8.9
GM Vehicle Total*	230,157	245,733	(6.3)	2,786,078	2,595,717	7.3
25 selling days for the December period this year and 26 for last year.
*Totals include discontinued models: Buick Lucerne, Cadillac DTS and STS, Chevrolet Aveo, Cobalt and HHR.